UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by Telephone and Data Systems, Inc. (“TDS”) on May 14, 2015.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2015 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2015 annual meeting, as filed with the Securities and Exchange Commission (“SEC”) on April 17, 2015.  The 2015 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provided on its website at www.tdsinc.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2015 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

FOR IMMEDIATE RELEASE

ISS AND GLASS LEWIS RECOMMEND TDS SHAREHOLDERS

VOTE FOR TDS BOARD NOMINEES

CHICAGO, (May 14, 2015) – Telephone and Data Systems, Inc. [NYSE: TDS] announced today that Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”), the nation's two leading proxy advisory firms, recommend that TDS Common shareholders vote "FOR" the Company’s nominees for the TDS Board of Directors.

“We are very pleased that both ISS and Glass Lewis have recommended in favor of our slate of highly qualified Board Members,” said LeRoy T. Carlson, Jr., President and Chief Executive Officer.  “We strongly believe these nominees are best qualified to represent our Common Shareholders as the Company works to create value for all shareholders.”

ABOUT TDS

Telephone and Data Systems, Inc., a Fortune 1000TM company, provides wireless; wireline and cable broadband, TV and voice; and hosted and managed services to approximately six million customers nationwide through its business units, U.S. Cellular, TDS Telecom, OneNeck IT Solutions, and BendBroadband. Founded in 1969 and headquartered in Chicago, TDS employs 10,600 people.

Visit tdsinc.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Contacts

Jane W. McCahon, Vice President, Corporate Relations

312-592-5379 jane.mccahon@tdsinc.com

Julie D. Mathews, Manager, Investor Relations

312-592-5341 julie.mathews@tdsinc.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of any pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transactions and the financial impacts of such transactions; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of wireless devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents furnished to the SEC.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS:  www.tdsinc.com                                                                         TDS Telecom: www.tdstelecom.com

USM: www.uscellular.com                                                     OneNeck IT Solutions: www.oneneck.com

IMPORTANT INFORMATION:

The foregoing information is not a solicitation of a proxy from any TDS shareholder.  This is being done only pursuant to a definitive proxy statement.  Additional information relating to the foregoing is included in TDS' proxy materials filed with the SEC and distributed to shareholders.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders and other investors may access such materials without charge at the SEC's web site (www.sec.gov) and on the TDS web site (www.tdsinc.com) in the Investor Relations section on the SEC filings page. In addition, shareholders may obtain free copies of the proxy materials by contacting TDS’ proxy solicitor, MacKenzie Partners at (800) 322-2885.  TDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TDS shareholders on behalf of the TDS board of directors in connection with the foregoing.  Information concerning such participants and their respective direct or indirect interests in TDS by security holdings or otherwise is included in TDS’ definitive proxy statement.